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                                                                   EXHIBIT 23.1

            CONSENT AND REPORT ON SCHEDULE OF INDEPENDENT AUDITORS

The Board of Directors
Electronic Data Systems Corporation:

  The audits referred to in our report dated March 6, 1998, included the related financial statement schedule as of December 31, 1996 and 1997, and for each of the years in the three-year period ended December 31, 1997, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

  We consent to the use of our reports included herein and to the reference of our firm under the heading "Summary Financial Data," "Selected Financial and Operating Data" and "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

Dallas, Texas

June 12, 1998